Exhibit 99.1

TG Therapeutics Announces Positive Topline Results from the ULTIMATE I & II Phase 3 Studies Evaluating Ublituximab Monotherapy for the Treatment of Patients with Multiple Sclerosis

Both studies met their primary endpoint of significantly reducing annualized relapse rate (ARR) (p<0.005 in each study) with ublituximab demonstrating an ARR of <0.10 in each of the studies

Relative reductions of approximately 60% and 50% in ARR over teriflunomide were observed in ULTIMATE I & II, respectively

Detailed data presentation targeted in 1H 2021 with a BLA submission targeted mid-year 2021

Conference call to be held today, Thursday, December 10, 2020 at 8:30 AM ET

New York, NY, (December 10, 2020) TG Therapeutics, Inc. (NASDAQ: TGTX), today announced positive topline results from two global, active-controlled, Phase 3 studies, called ULTIMATE I & II, evaluating ublituximab, the Company’s investigational novel, glycoengineered anti-CD20 monoclonal antibody, compared to teriflunomide in patients with relapsing forms of multiple sclerosis (RMS). Both studies met their primary endpoint with ublituximab treatment demonstrating a statistically significant reduction in annualized relapse rate (ARR) over a 96-week period (p<0.005 in each trial). Ublituximab treatment resulted in an ARR of <0.10 in each of ULTIMATE I & II, with a relative reduction in ARR of approximately 60% and 50%, respectively, over teriflunomide.

The ULTIMATE I & II studies investigated the safety and efficacy of a one-hour 450mg infusion of ublituximab every six months, following the Day 1 infusion (150mg over four hours). The studies were conducted under Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA). Further analyses of the ULTIMATE I & II studies including safety and secondary endpoints will be conducted and detailed data will be presented at an upcoming medical congress, targeted in first half of 2021. Additionally, data from these studies are intended to support a Biologics License Application (BLA) submission for ublituximab in RMS targeted in mid-year 2021.

Lawrence Steinman, MD, Zimmermann Professor of Neurology & Neurological Sciences, and Pediatrics at Stanford University and Global Study Chair for the ULTIMATE I & II studies commented, “B-cell targeted therapy with anti-CD20 monoclonal antibodies has dramatically shifted the treatment paradigm for patients with MS and has shown to be very effective in reducing relapses in patients. I am pleased to see such positive results from this important trial exploring a one-hour infusion of ublituximab every six months and believe, if approved, the unique attributes of ublituximab, particularly that it has been glycoengineered for enhanced antibody dependent cellular cytotoxicity, may offer benefits to patients in the RMS treatment paradigm.” Dr. Steinman continued, “MS is a chronic demyelinating disease where having a variety of treatment options within the same class has shown to be important for patients. I look forward to the full data from the ULTIMATE studies to further understand the potential of ublituximab in MS.”

Michael S. Weiss, Executive Chairman and Chief Executive Officer of TG Therapeutics stated, “We are so pleased to share these positive topline results for our ULTIMATE MS studies. If approved, ublituximab has the potential to offer patients a one-hour infusion, which we believe will be an attractive option for many patients with MS. With more than 1,000,000 Americans estimated to be living with MS today, there continues to be a need for efficacious and convenient treatment options.” Mr. Weiss continued,

“We want to thank the patients, caregivers, doctors and research teams who participated in these studies, as well as the TG team for their efforts in helping to achieve this important milestone. We look forward to a detailed presentation of the data at a major medical meeting in the first half of 2021 once the full data are analyzed, as well as completing a BLA submission targeted for mid-next year.”

ABOUT THE ULTIMATE I & II TRIALS
ULTIMATE I and ULTIMATE II are two independent Phase 3, randomized, double-blinded, active-controlled, global, multi-center studies evaluating the efficacy and safety/tolerability of ublituximab (450mg dose administered by one-hour intravenous infusion every 6 months, following a Day 1 infusion of 150mg over four hours and a Day 15 infusion of 450mg over one hour) versus teriflunomide (14mg oral tablets taken once daily) in subjects with relapsing forms of Multiple Sclerosis (RMS). The primary endpoint for each study was Annualized Relapse Rate (ARR) following 96 weeks of treatment. Secondary endpoints include total number of T1 gadolinium-enhancing lesions, total number of new and/or enlarging T2 hyperintense lesions, and time to confirmed disability progression (CDP). The ULTIMATE I & II trials enrolled a total of 1,094 patients with RMS across 10 countries. These trials were led by Lawrence Steinman, MD, Zimmermann Professor of Neurology & Neurological Sciences, and Pediatrics at Stanford University and were conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA). Additional information on these clinical trials can be found at www.clinicaltrials.gov (NCT03277261; NCT03277248).

CONFERENCE CALL INFORMATION
The Company will host a conference call today, Thursday December 10, 2020 at 8:30 AM ET to discuss the ULTIMATE I & II Topline Results. In order to participate in the conference call, please call 1-877-407-8029 (U.S.), 1-201-689-8029 (outside the U.S.), Conference Title: TG Therapeutics.

A live webcast of this presentation will be available on the Events page, located within the Investors & Media section, of the Company's website at www.tgtherapeutics.com. An audio recording of the conference call will also be available for replay at www.tgtherapeutics.com, for a period of 30 days after the call.

ABOUT MULTIPLE SCLEROSIS
Relapsing multiple sclerosis (RMS) is a chronic demyelinating disease of the central nervous system (CNS) and includes people with relapsing-remitting multiple sclerosis (RRMS) and people with secondary progressive multiple sclerosis (SPMS) who continue to experience relapses. RRMS is the most common form of multiple sclerosis (MS) and is characterized by episodes of new or worsening signs or symptoms (relapses) followed by periods of recovery. It is estimated that nearly 1 million people are living with MS in the United States and approximately 85% are initially diagnosed with RRMS.1,2 The majority of people who are diagnosed with RRMS will eventually transition to SPMS, in which they experience steadily worsening disability over time. Worldwide, more than 2.3 million people have a diagnosis of MS.1

ABOUT TG THERAPEUTICS, INC.
TG Therapeutics is a biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for B-cell malignancies and autoimmune diseases. Currently, the company is developing multiple therapies targeting hematological malignancies and autoimmune diseases. Ublituximab (TG-1101) is a novel, glycoengineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing umbralisib (TGR-1202), an oral, once-daily dual inhibitor of PI3K-delta and CK1-epsilon. Umbralisib is currently under review by the U.S. Food and Drug Administration (FDA) for accelerated approval as a treatment for patients with previously treated marginal zone lymphoma (MZL) who have received at least one prior anti-CD20 based regimen or follicular lymphoma (FL) who have received at least two prior systemic therapies. Both ublituximab and umbralisib, or the combination of which is referred to as "U2", are in Phase 3 clinical development for patients with hematologic malignancies, with ublituximab also in Phase 3 clinical development for Multiple Sclerosis. Additionally, the Company has recently brought into Phase 1 clinical development its anti-PD-L1 monoclonal antibody, cosibelimab (TG-1501), its Bruton’s Tyrosine Kinase (BTK) inhibitor, TG-1701, as well as its anti-CD47/CD19 bispecific antibody, TG-1801. TG Therapeutics is headquartered in New York City.

Cautionary Statement
This press release contains forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but may not be limited to, statements anticipating the benefits of ublituximab and projecting publication and regulatory submission timelines. Factors that could cause our actual results to differ materially include the following:  our ability to successfully deliver the complete data set from the ULTIMATE I & II trials and complete a BLA submission on schedule as planned; the risk that safety issues or trends will be observed in the ULTIMATE I & II trials when the full safety dataset is available and analyzed; the risk that secondary endpoints from the ULTIMATE I & II will not be positive; the risk that the clinical results from the ULTIMATE I & II trials will not support regulatory approval of ublituximab to treat RMS or, if approved, that ublituximab will not be commercially successful; other uncertainties inherent in research and development; and our ability to achieve the milestones we project, including the risk that the evolving and unpredictable COVID-19 pandemic delays achievement of those milestones. Further discussion about these and other risks and uncertainties can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our other filings with the U.S. Securities and Exchange Commission.

Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

CONTACT:

Jenna Bosco
Senior Vice President, Corporate Communications
TG Therapeutics, Inc.
Telephone: 212.554.4351
Email: ir@tgtxinc.com

1. MS Prevalence. National Multiple Sclerosis Society website. https://www.nationalmssociety.org/About-the-Society/MS-Prevalence. Accessed October 26, 2020. 2. Multiple Sclerosis International Federation, 2013 via Datamonitor p. 236.